Exhibit 5.1

February 14, 2007

633 West Fifth Street, Suite 4000 Los Angeles, California 90071-2007 Tel: (213) 485-1234 Fax: (213) 891-8763
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Opnext, Inc.	File No. 039021-0001
1 Christopher Way
Eatontown, NJ. 07724
Re:      Initial Public Offering of 19,445,781 shares of Common Stock, par value $0.01 per share (Registration Statement No. 333-138262)
Ladies and Gentlemen:
          We have acted as counsel to Opnext, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 12,536,406 shares (the “Primary Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”) and the sale by certain selling stockholders (the “Selling Stockholders”) of 6,909,375 shares of Common Stock (the “Secondary Shares” and, together with the Primary Shares, the “Shares”). The Shares are included in a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 27, 2006 (File No. 333–138262) (and all amendments thereto, collectively, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.
          As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
          Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
1.	When certificates representing the Primary Shares (in the form of the specimen certificate most recently filed as an exhibit to the Registration Statement) have been manually signed by an authorized officer of the transfer agent and registrar

Opnext, Inc.
February 14, 2007

therefor, and have been delivered by the Company against payment therefor (not less than par value) in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the issue and sale of the Primary Shares will have been duly authorized by all necessary corporate action of the Company, and the Primary Shares will be validly issued, fully paid and nonassessable.
2.	The Secondary Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable.
          This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP